UNITED STATES BANKRUPTCY COURT
                             EASTERN DISTRICT OF WISCONSIN

   In re:

   United States Leather, Inc.,
   a Wisconsin corporation,                                 Case No. 98-24997
                                                      Honorable M.D. McGarity
                                                                   Chapter 11

                       Debtor.

   Employer ID No. 13-3503310


          AMENDED PLAN OF REORGANIZATION OF UNITED STATES LEATHER, INC.






   Thomas L. Shriner, Jr.
   Andrew J. Wronski
   Foley & Lardner
   777 E. Wisconsin Avenue
   Milwaukee, WI 53202-5367
   Telephone: (414) 271-2400
   Fax: (414) 297-4900

                                TABLE OF CONTENTS

                                                                 Page
   INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . 1
    DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . 1
        1.01 Administrative Expense Claim  . . . . . . . . . . . . 1
        1.02 Allowed . . . . . . . . . . . . . . . . . . . . . . . 2
        1.03 Allowed Class . . . Claim . . . . . . . . . . . . . . 2
        1.04 Ballot  . . . . . . . . . . . . . . . . . . . . . . . 2
        1.05 Bankruptcy Code . . . . . . . . . . . . . . . . . . . 2
        1.06 Bankruptcy Court  . . . . . . . . . . . . . . . . . . 2
        1.07 Bankruptcy Rules  . . . . . . . . . . . . . . . . . . 2
        1.08 Banks . . . . . . . . . . . . . . . . . . . . . . . . 2
        1.09 Bar Date  . . . . . . . . . . . . . . . . . . . . . . 3
        1.10 Business Day  . . . . . . . . . . . . . . . . . . . . 3
        1.11 Cash  . . . . . . . . . . . . . . . . . . . . . . . . 3
        1.12 Chapter 11 Case . . . . . . . . . . . . . . . . . . . 3
        1.13 Claim . . . . . . . . . . . . . . . . . . . . . . . . 3
        1.14 Class . . . . . . . . . . . . . . . . . . . . . . . . 3
        1.15 Commission  . . . . . . . . . . . . . . . . . . . . . 3
        1.16 Confirmation  . . . . . . . . . . . . . . . . . . . . 3
        1.17 Confirmation Date . . . . . . . . . . . . . . . . . . 3
        1.18 Confirmation Hearing  . . . . . . . . . . . . . . . . 3
        1.19 Confirmation Order  . . . . . . . . . . . . . . . . . 3
        1.20 Consummation  . . . . . . . . . . . . . . . . . . . . 3
        1.21 Creditors' Committee  . . . . . . . . . . . . . . . . 4
        1.22 Cure  . . . . . . . . . . . . . . . . . . . . . . . . 4
        1.23 Debtor  . . . . . . . . . . . . . . . . . . . . . . . 4
        1.24 DIP Credit Facility . . . . . . . . . . . . . . . . . 4
        1.25 Disallowed Claim  . . . . . . . . . . . . . . . . . . 4
        1.26 Disclosure Statement  . . . . . . . . . . . . . . . . 4
        1.27 Disputed Claim  . . . . . . . . . . . . . . . . . . . 4
        1.28 Effective Date  . . . . . . . . . . . . . . . . . . . 4
        1.29 Emergence Credit Facility . . . . . . . . . . . . . . 5
        1.30 Estate  . . . . . . . . . . . . . . . . . . . . . . . 5
        1.31 Final Order . . . . . . . . . . . . . . . . . . . . . 5
        1.32 Indenture . . . . . . . . . . . . . . . . . . . . . . 5
        1.33 Informal Noteholders' Committee . . . . . . . . . . . 5
        1.34 Informal Noteholders' Committee Expenses  . . . . . . 5
        1.35 Interest  . . . . . . . . . . . . . . . . . . . . . . 5
        1.36 New Common Stock  . . . . . . . . . . . . . . . . . . 5
        1.37 Note Claims . . . . . . . . . . . . . . . . . . . . . 5
        1.38 Noteholders . . . . . . . . . . . . . . . . . . . . . 5
        1.39 Notes . . . . . . . . . . . . . . . . . . . . . . . . 5
        1.40 Other Priority Claim  . . . . . . . . . . . . . . . . 6
        1.41 Person  . . . . . . . . . . . . . . . . . . . . . . . 6
        1.42 Petition Date . . . . . . . . . . . . . . . . . . . . 6
        1.43 Plan  . . . . . . . . . . . . . . . . . . . . . . . . 6
        1.44 Post-Restructuring Board  . . . . . . . . . . . . . . 6
        1.45 Prepetition Credit Agreement  . . . . . . . . . . . . 6
        1.46 Prepetition Credit Agreement Claims . . . . . . . . . 6
        1.47 Prepetition Credit Facility . . . . . . . . . . . . . 6
        1.48 Prepetition Lenders . . . . . . . . . . . . . . . . . 6
        1.49 Priority Tax Claim  . . . . . . . . . . . . . . . . . 6
        1.50 Professional Fees . . . . . . . . . . . . . . . . . . 7
        1.51 Record Date . . . . . . . . . . . . . . . . . . . . . 7
        1.52 Registration Rights Agreement . . . . . . . . . . . . 7
        1.53 Reinstated or Reinstatement . . . . . . . . . . . . . 7
        1.54 Reorganized USL . . . . . . . . . . . . . . . . . . . 7
        1.55 Requisite Acceptances . . . . . . . . . . . . . . . . 7
        1.56 Restated Articles of Incorporation  . . . . . . . . . 7
        1.57 Restated By-Laws  . . . . . . . . . . . . . . . . . . 7
        1.58 Restructuring . . . . . . . . . . . . . . . . . . . . 8
        1.59 Schedules . . . . . . . . . . . . . . . . . . . . . . 8
        1.60 Secured Claim . . . . . . . . . . . . . . . . . . . . 8
        1.61 Securities Act  . . . . . . . . . . . . . . . . . . . 8
        1.62 Solicitation  . . . . . . . . . . . . . . . . . . . . 8
        1.63 Stockholders  . . . . . . . . . . . . . . . . . . . . 8
        1.64 USL . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.65 USL Common Stock  . . . . . . . . . . . . . . . . . . 8
        1.66 Voting Deadline . . . . . . . . . . . . . . . . . . . 8

   ARTICLE II ADMINISTRATIVE EXPENSE CLAIMS  . . . . . . . . . . . 9
        2.01 Administrative Expense Claims.  . . . . . . . . . . . 9

   ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS  . . . . . . 9
        3.01 Class 1:  Priority Tax Claims.  . . . . . . . . . . . 9
        3.02 Class 2:  Other Priority Claims.  . . . . . . . . . . 9
        3.03 Class 3:  Miscellaneous Secured Claims. . . . . . .  10
        3.04 Class 4:  Prepetition Credit Agreement Claims.  . .  10
        3.05 Class 5: Note Claims. . . . . . . . . . . . . . . .  10
        3.06 Class 6: General Unsecured Claims Against USL.  . .  10
        3.07 Class 7:  Interests in Respect of USL Common Stock.  10

   ARTICLE IV TREATMENT OF UNIMPAIRED CLASSES (CLASSES 1, 2, 3,
         4, AND 6) . . . . . . . . . . . . . . . . . . . . . . .  10
        4.01 Class 1 (Priority Tax Claims).  . . . . . . . . . .  10
        4.02 Class 2 (Other Priority Claims).  . . . . . . . . .  10
        4.03 Class 3 (Miscellaneous Secured Claims). . . . . . .  11
        4.04 Class 4 (Prepetition Credit Agreement Claims).  . .  11
        4.05 Class 6 (General Unsecured Claims Against USL). . .  11
        4.06 Unimpaired Classes. . . . . . . . . . . . . . . . .  11
   ARTICLE V TREATMENT OF IMPAIRED CLASSES (CLASSES 5 AND 7) . .  12
        5.01 Class 5 (Note Claims).  . . . . . . . . . . . . . .  12
        5.02 Class 7 (Interests in Respect of USL Common Stock).  12
        5.03 Impaired Classes and Interests. . . . . . . . . . .  12

   ARTICLE VI DISPUTED CLAIMS  . . . . . . . . . . . . . . . . .  12
        6.01 Disputed Claims; Objections to Claims.  . . . . . .  12
        6.02 Resolution of Claims. . . . . . . . . . . . . . . .  12

   ARTICLE VII MEANS FOR IMPLEMENTATION OF THE PLAN  . . . . . .  13
        7.01 Management of Reorganized USL.  . . . . . . . . . .  13
        7.02 Restated Articles of Incorporation and
              Restated By-Laws.  . . . . . . . . . . . . . . . .  13
        7.03 Emergence Credit Facility.  . . . . . . . . . . . .  13
        7.04 Operations of Debtor Between Confirmation and
              Consummation.  . . . . . . . . . . . . . . . . . .  13
        7.05 Exclusivity.  . . . . . . . . . . . . . . . . . . .  14
        7.06 Term of Injunctions or Stays. . . . . . . . . . . .  14
        7.07 Cancellation of Existing Securities, Instruments,
              and Agreements.  . . . . . . . . . . . . . . . . .  14
        7.08 Distribution of Consideration.  . . . . . . . . . .  14
        7.09 Registration Rights Agreement.  . . . . . . . . . .  16
        7.10 Corporate Action. . . . . . . . . . . . . . . . . .  16
        7.11 Effectuating Documents; Further Transactions. . . .  16
        7.12 Authorization for Management Stock Incentive Program 16
        7.13 Retiree Benefits. . . . . . . . . . . . . . . . . .  16
        7.14 Ordinary Course and Scheduled Liabilities.  . . . .  17
        7.15 Effect of Failure to File Proof of Claim by Bar Date 17

   ARTICLE VIII ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF
         REJECTION BY IMPAIRED CLASSES OF CLAIMS . . . . . . . .  18
        8.01 Classes Entitled to Vote. . . . . . . . . . . . . .  18
        8.02 Class Acceptance Requirement. . . . . . . . . . . .  18
        8.03 Cram Down.  . . . . . . . . . . . . . . . . . . . .  18

   ARTICLE IX PRESERVATION OF LITIGATION CLAIMS AND RIGHTS
         OF ACTION . . . . . . . . . . . . . . . . . . . . . . .  18
        9.01 Retained Litigation Claims and Rights of Action.  .  18
        9.02 Preservation of Insurance.  . . . . . . . . . . . .  18

   ARTICLE X EXECUTORY CONTRACTS AND UNEXPIRED LEASES  . . . . .  19
        10.01 Assumption.  . . . . . . . . . . . . . . . . . . .  19
        10.02 Payments Related to Assumption.  . . . . . . . . .  19
        10.03 Officers' and Directors' Indemnification Rights.    19
        10.04 Compensation and Benefit Programs.   . . . . . . .  20

   ARTICLE XI CONDITIONS PRECEDENT . . . . . . . . . . . . . . .  20
        11.01 Conditions to Confirmation.  . . . . . . . . . . .  20
        11.02 Conditions to Consummation.  . . . . . . . . . . .  20
        11.03 Waiver of Conditions.  . . . . . . . . . . . . . .  22
        11.04 Effect of Failure of Conditions.   . . . . . . . .  22
        11.05 Notice to Bankruptcy Court.  . . . . . . . . . . .  22

   ARTICLE XII MODIFICATION, REVOCATION, OR WITHDRAWAL
         OF THE PLAN . . . . . . . . . . . . . . . . . . . . . .  22
        12.01 Modification of Plan.  . . . . . . . . . . . . . .  22
        12.02 Revocation or Withdrawal of Plan.  . . . . . . . .  23
        12.03 Nonconsensual Confirmation.  . . . . . . . . . . .  23

   ARTICLE XIII EFFECT OF CONFIRMATION . . . . . . . . . . . . .  24
        13.01 Binding Effect.  . . . . . . . . . . . . . . . . .  24
        13.02 Discharge of Debtor.   . . . . . . . . . . . . . .  24
        13.03 Injunction.  . . . . . . . . . . . . . . . . . . .  24
        13.04 Revesting.   . . . . . . . . . . . . . . . . . . .  24
        13.05 Operation of Business.   . . . . . . . . . . . . .  25
        13.06 Releases.  . . . . . . . . . . . . . . . . . . . .  25
        13.07 Exculpation.   . . . . . . . . . . . . . . . . . .  26
        13.08 Termination of Committees.   . . . . . . . . . . .  26

   ARTICLE XIV RETENTION OF JURISDICTION . . . . . . . . . . . .  26
        14.01 Jurisdiction of Bankruptcy Court.  . . . . . . . .  26
        14.02 Failure of Bankruptcy Court to
               Exercise Jurisdiction.  . . . . . . . . . . . . .  28

   ARTICLE XV MISCELLANEOUS PROVISIONS . . . . . . . . . . . . .  28
        15.01 Time.  . . . . . . . . . . . . . . . . . . . . . .  28
        15.02 Headings.  . . . . . . . . . . . . . . . . . . . .  28
        15.03 Saturday, Sunday, or Legal Holiday.  . . . . . . .  28
        15.04 Payment of Statutory Fees.   . . . . . . . . . . .  28
        15.05 Severability.  . . . . . . . . . . . . . . . . . .  28
        15.06 Modification of Treatment of Claims
               or Interests.   . . . . . . . . . . . . . . . . .  29
        15.07 Section 1145 Exemption.  . . . . . . . . . . . . .  29
        15.08 Section 1146 Exemption.  . . . . . . . . . . . . .  29
        15.09 Governing Law.   . . . . . . . . . . . . . . . . .  29
        15.10 Withholding and Reporting Requirements.  . . . . .  29
        15.11 Notice.  . . . . . . . . . . . . . . . . . . . . .  30

                                  INTRODUCTION

              United States Leather, Inc. ("USL" or the "Debtor"), as debtor and debtor-in-possession, proposes this plan of reorganization (the "Plan"), as it may be amended, pursuant to section 1121(a) of title 11 of the United States Code, for the resolution of its outstanding creditor claims and equity interests.

              All impaired creditors and equity security holders are strongly encouraged to consult the Disclosure Statement relating to this Plan, which discusses the Debtor and its management, business, assets, and liabilities, before voting to accept or to reject this Plan.

              Subject to the restrictions on modification set forth in
   section 1127 of the Bankruptcy Code and those restrictions on modification set forth in Article XII of this Plan, the Debtor reserves the right to alter, amend, or modify this Plan one or more times before its substantial Consummation.

                                    ARTICLE I
                                   DEFINITIONS

             Rules of Interpretation. As used herein, the following terms have the respective meanings specified below, and such meanings shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in this Plan. Captions and headings to articles, sections, and exhibits are inserted for convenience of reference only, and they are not intended to be part of or to affect the interpretation of this Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. Any capitalized term used herein that is not defined herein but that is defined in the Bankruptcy Code shall have the meaning ascribed to that term in the Bankruptcy Code. In addition to such other terms as are defined in other sections of this Plan, the following terms (which appear in this Plan and in the Disclosure Statement as capitalized terms) have the following meanings as used in this Plan.

             1.01 Administrative Expense Claim means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, without limitation, any Claims of the Prepetition Lenders or the Banks arising under the DIP Credit Facility, the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of USL, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, Professional Fees, and all fees and charges assessed against the Estate under section 1930 of title 28 of the United States Code.

             1.02 Allowed means (i) with respect to a Claim (other than an Administrative Expense Claim), any such Claim, proof of which was timely and properly filed or, if no proof of claim was filed, that has been or hereafter is listed by the Debtor on its Schedules as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been so filed, to the extent allowed by a Final Order; and (ii) with respect to an Administrative Expense Claim, any such Administrative Expense Claim as to which no objection to the allowance thereof has been interposed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been so interposed, to the extent allowed by a Final Order. Except as otherwise provided herein, no amounts accruing from and after the Petition Date, including, without limitation, principal, interest, fees, and expenses, shall be Allowed with respect to any Claim.

             1.03 Allowed Class . . . Claim means an Allowed Claim in the particular Class described.

             1.04 Ballot means (i) the form of master ballot provided for use by brokers, banks, proxy intermediaries, or other nominees that hold Notes as of record on behalf of one or more beneficial owners, (ii) the form of ballot provided to beneficial owners of the Notes in order to permit such holders to vote on the Plan, and (iii) the form of ballot provided to beneficial owners of USL Common Stock in order to permit such holders to vote on the Plan.

             1.05 Bankruptcy Code means the Bankruptcy Reform Act of 1978, as amended from time to time, as applicable to the Chapter 11 Case, set forth in sections 101 et seq. of title 11 of the United States Code.

             1.06 Bankruptcy Court means the United States Bankruptcy Court for the Eastern District of Wisconsin, or such other court that exercises jurisdiction over the Chapter 11 Case or any proceeding therein, including the United States District Court for the Eastern District of Wisconsin, to the extent reference of the Chapter 11 Case or any proceeding therein is withdrawn.

             1.07 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, including the local rules and standing orders of the Bankruptcy Court.

             1.08 Banks means any banks or other lenders, other than the Prepetition Lenders, that may extend, or become parties to agreements, instruments, or other documents extending, the DIP Credit Facility or the Emergence Credit Facility.

             1.09      Bar Date has the meaning given in section 7.15 hereof.

             1.10 Business Day means a day other than a Saturday, Sunday, or other day on which banks in New York, New York are authorized or required by law to be closed.

             1.11 Cash means legal tender of the United States or its equivalent.

             1.12 Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code with respect to the Debtor, pending in the Bankruptcy Court, administered as In re United States Leather, Inc., Case No. 98-24997-MDM (Chapter 11).

             1.13 Claim means a claim against USL, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, including, without limitation, (a) any right to payment from the Debtor arising before the Confirmation Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy against the Debtor for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

             1.14 Class means a category of holders of Claims or Interests described in Article III hereof.

             1.15      Commission means the Securities and Exchange
   Commission.

             1.16 Confirmation means confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

             1.17 Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

             1.18 Confirmation Hearing means the hearing on confirmation of the Plan under section 1128 of the Bankruptcy Code.

             1.19 Confirmation Order means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

             1.20 Consummation means the satisfaction of all conditions to the consummation of the Plan set forth in sections 11.01 and 11.02 hereof or the waiver of such conditions as provided in section 11.03 hereof.

             1.21 Creditors' Committee means an official committee of unsecured creditors appointed in the Chapter 11 Case by the United States Trustee, if any, pursuant to section 1102 of the Bankruptcy Code, as modified by the addition or removal of members from time to time.

             1.22 Cure means the distribution of Cash, or such other property as may be agreed upon by the parties and ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

             1.23 Debtor means USL, on and after the Petition Date, as debtor and debtor-in-possession.

             1.24 DIP Credit Facility means the revolving credit facility to be provided to the Debtor pursuant to section 364 of the Bankruptcy Code by either (i) the Banks, on such terms and conditions as to which the Banks and the Debtor may agree or (ii) the Prepetition Lenders, substantially in accordance with the terms set forth in Exhibit A-1 to the Prepetition Credit Agreement, or such other terms to which the Debtor and the Prepetition Lenders may agree, together with the agreements, instruments, documents, and orders of the Bankruptcy Court authorizing and governing such facility.

             1.25 Disallowed Claim means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or (b) a Claim as to which a Bar Date has been established by the Bankruptcy Code, Bankruptcy Rules, or a Final Order of the Bankruptcy Court, but no proof of Claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code, Bankruptcy Rules, or any Final Order of the Bankruptcy Court.

             1.26 Disclosure Statement means the Disclosure Statement of United States Leather, Inc., dated March 31, 1998, as amended, supplemented, or modified from time to time, pertaining to the Plan.

             1.27 Disputed Claim means any Administrative Expense Claim, Claim, or portion thereof, as to which the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request has not been withdrawn or determined by a Final Order or otherwise settled as provided in section 6.02 hereof. As of any date of determination, any Claim that is an Allowed Claim or a Disallowed Claim, or that has been withdrawn, will not be considered a Disputed Claim.

             1.28 Effective Date means the first Business Day on which all of the conditions set forth in sections 11.01 and 11.02 hereof have been satisfied or waived as provided in section 11.03 hereof.

             1.29 Emergence Credit Facility means the revolving credit facility to be provided to Reorganized USL pursuant to an agreement, to be dated as of the Effective Date, (i) among Reorganized USL and the Banks on such terms and conditions as to which the Banks and Reorganized USL may agree or, as the case may be, (ii) among Reorganized USL and the Prepetition Lenders substantially in accordance with the terms set forth in Exhibit A-2 to the Prepetition Credit Agreement, or such other terms as to which Reorganized USL and the Prepetition Lenders may agree, together with the agreements, instruments, and other documents governing such facility.

             1.30 Estate means the estate of USL in the Chapter 11 Case, created pursuant to section 541 of the Bankruptcy Code.

             1.31 Final Order means an order or judgment entered by the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties (a) that has not been reversed, stayed, modified, or amended, (b) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending, and (c) as to which the time for filing a notice of appeal, petition for certiorari, or request for reargument or further review or rehearing shall have expired.

             1.32 Indenture means the Indenture, dated as of August 2, 1993, and entered into by and between USL and M&I First National Bank, as trustee, relating to the Notes.

             1.33 Informal Noteholders' Committee means the informal and unofficial committee of Noteholders formed prior to the commencement of the Chapter 11 Case.

             1.34 Informal Noteholders' Committee Expenses means the fees and expenses outstanding on the Effective Date incurred by the Informal Noteholders' Committee on behalf of holders of the Allowed Note Claims (including, without limitation, the fees and expenses of counsel) in connection with the negotiation and documentation of the Plan, the Plan-related documents, and the Chapter 11 Case.

             1.35 Interest means any equity interest in the Debtor represented by USL Common Stock.

             1.36 New Common Stock means the common stock of Reorganized USL, $.01 par value per share, authorized for issuance under the Plan.

             1.37 Note Claims means all Claims directly or indirectly arising from or under, or relating in any way to, the Notes, including Claims for accrued but unpaid interest, and the Informal Noteholders' Committee Expenses.

             1.38 Noteholders means holders of the Notes as of the Record Date.

             1.39 Notes means United States Leather, Inc.'s 10.25% Senior Notes, due 2003.

             1.40 Other Priority Claim means a Claim for an amount entitled to priority in right of payment under section 507(a)(3), (4),
   (5), or (6) of the Bankruptcy Code.

             1.41 Person means an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government, or any political subdivision thereof, or any other entity.

             1.42 Petition Date means May 11, 1998, the date on which USL filed its petition for relief commencing the Chapter 11 Case.

             1.43 Plan means this plan of reorganization, as it may be amended, modified, or otherwise supplemented from time to time.

             1.44 Post-Restructuring Board means the Board of Directors of Reorganized USL as of the Effective Date, as provided in section 7.01 hereof.

             1.45 Prepetition Credit Agreement means the Loan and Security Agreement, dated as of January 14, 1998, among USL and the Prepetition Lenders, together with all agreements, instruments, and other documents related thereto or entered into in connection therewith, each as amended, modified, or supplemented from time to time, including, without limitation, under Amendment No. 1 To Loan and Security Agreement.

             1.46 Prepetition Credit Agreement Claims means all Claims of the Prepetition Lenders arising under or related to the Prepetition Credit Agreement, which, for purposes of the Plan, shall be deemed to be an Allowed Claim and a Secured Claim in an amount equal to the excess of
   (a) all "Obligations" (as such term is defined in the Prepetition Credit Agreement) under the Prepetition Credit Agreement over (b) the sum of all payments made in Cash by the Debtor to the Prepetition Lenders prior to the Effective Date on account of such Prepetition Credit Agreement Claims pursuant to any order of the Bankruptcy Court authorizing and approving the DIP Credit Facility.

             1.47 Prepetition Credit Facility means the credit facility extended by the Prepetition Lenders to USL pursuant to the Prepetition Credit Agreement.

             1.48 Prepetition Lenders means BankAmerica Business Credit, Inc., as agent and lender, PNC Bank National Association and LaSalle Business Credit, Inc., as lenders, pursuant to the Prepetition Credit Agreement, the DIP Credit Facility, and/or the Emergence Credit Facility, as the case may be, and their respective successors and assigns, and any other lenders that may become parties to any of the foregoing credit facilities.

             1.49 Priority Tax Claim means a Claim, other than an Administrative Claim, of a governmental unit of the kind entitled to priority under section 507(a)(8) of the Bankruptcy Code.

             1.50 Professional Fees means a Claim of a professional, retained in the Chapter 11 Case, pursuant to sections 327 and 1103 of the Bankruptcy Code, or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including Confirmation, when and to the extent any Claim described above is approved by a Final Order entered pursuant to section 330, 331, or 503(b) of the Bankruptcy Code.

             1.51 Record Date means, with respect to the Notes, March 27, 1998 and, with respect to USL Common Stock, April 30, 1998.

             1.52 Registration Rights Agreement means the agreement, to be entered into on or before the Effective Date and in form reasonably acceptable to the Debtor and the Informal Noteholders' Committee, pursuant to which Reorganized USL shall grant certain "shelf" and/or "demand" rights with respect to registration of the New Common Stock under the Securities Act to the holders of New Common Stock.

             1.53 Reinstated or Reinstatement means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired, in accordance with section 1124 of the Bankruptcy Code, thereby entitling the holder of such Claim to, but not more than, (a) reinstatement of the original maturity of the obligations on which such Claim is based and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of
   (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to the Effective Date, (ii) accrued but unpaid interest as of the Effective Date, and (iii) reasonable fees, expenses, and charges, to the extent such fees, expenses, and charges are allowed under the Bankruptcy Code and are provided for in the agreement or agreements on which such Claim is based.

             1.54      Reorganized USL means USL from and after the Effective
   Date.

             1.55 Requisite Acceptances means, with respect to each Class of Claims entitled to vote on the Plan, acceptance of the Plan, in the form of a vote on a Ballot in favor of the Plan, by at least two-thirds (2/3) in aggregate dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class held by those holders of Claims in such Class that have timely voted on the Plan and, with respect to each Class of Interests entitled to vote on the Plan, acceptance of the Plan, in the form of a vote on a Ballot in favor of the Plan, by at least two-thirds (2/3) in aggregate amount of the Interests of such Class held by those holders of Interests in such Class that have timely voted on the Plan.

             1.56 Restated Articles of Incorporation means the Restated Articles of Incorporation of United States Leather, Inc., substantially in the form of Appendix E to the Disclosure Statement.

             1.57 Restated By-Laws means the By-Laws of United States Leather, Inc., substantially in the form of Appendix F to the Disclosure Statement.

             1.58 Restructuring means USL's proposal, including, but not limited to, the terms described in the Plan and the Disclosure Statement, for the resolution of USL's outstanding Claims and Interests.

             1.59 Schedules means, collectively, the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor with the Bankruptcy Court on the Petition Date, pursuant to section 521 of the Bankruptcy Code and Rule 1007 of the Bankruptcy Rules, as the same have been or may hereafter be amended or supplemented from time to time.

             1.60 Secured Claim means any Claim against the Debtor held by any entity, including a subsidiary, affiliate, or judgment creditor of the Debtor, to the extent such Claim constitutes a secured Claim under sections 506(a) or 1111(b) of the Bankruptcy Code, other than a Claim that is an Administrative Expense Claim, a Class 1 Claim, or a Class 2 Claim.

             1.61 Securities Act means the Securities Act of 1933, as amended from time to time.

             1.62 Solicitation means USL's prepetition solicitation, including, but not limited to, dissemination of the Disclosure Statement, of acceptances of the Plan from Noteholders and Stockholders.

             1.63 Stockholders means holders of Interests in USL Common Stock, as of the Record Date.

             1.64 USL means United States Leather, Inc., a Wisconsin corporation.

             1.65 USL Common Stock means the common stock of USL, $.01 par value per share.

             1.66 Voting Deadline means May 6, 1998, or such further date, on which USL's prepetition solicitation of Ballots expired.


                                   ARTICLE II
                          ADMINISTRATIVE EXPENSE CLAIMS

             2.01 Administrative Expense Claims. Each holder of an Allowed Administrative Expense Claim shall be paid in full in Cash as soon as practicable after (but in any event within thirty days of) the later of
   (a) the Effective Date and (b) the date such Administrative Expense Claim becomes Allowed, unless such holder shall agree to a different treatment (including any different treatment that may be provided for in the documentation governing such Claim); provided, however, that Allowed Administrative Expense Claims with respect to liabilities and obligations incurred by the Debtor in the ordinary course of business during the Chapter 11 Case (including, without limitation, such Claims of vendors and suppliers in respect of goods sold and services furnished to the Debtor in the ordinary course of the Debtor's business) may be assumed by Reorganized USL and be paid by Reorganized USL in the ordinary course of business in accordance with the terms and conditions of the particular transaction and any agreements and instruments relating thereto; provided further, however, that any Claims of the Prepetition Lenders or, as the case may be, the Banks arising under the DIP Credit Facility shall be paid in full in Cash on the Effective Date.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

             All Claims and Interests, except Administrative Expense Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, as described above, have not been classified.

             For purposes of the Plan, Claims and Interests are classified as provided below. A Claim is classified in a particular Class only to the extent that such Claim qualifies within the description of that Class and is classified in a different Class to the extent that the Claim qualifies within the description of that different Class.

             A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

             3.01 Class 1: Priority Tax Claims. Class 1 consists of all Priority Tax Claims. As described in Article IV hereof, Class 1 is not impaired and is not entitled to vote on the Plan.

             3.02 Class 2: Other Priority Claims. Class 2 consists of all Other Priority Claims. As described in Article IV hereof, Class 2 is not impaired and is not entitled to vote on the Plan.

             3.03 Class 3: Miscellaneous Secured Claims. Class 3 consists of all Secured Claims, other than the Prepetition Credit Agreement Claims. As described in Article IV hereof, Class 3 is not impaired and is not entitled to vote on the Plan.

             3.04 Class 4: Prepetition Credit Agreement Claims. Class 4 consists of all Prepetition Credit Agreement Claims. As described in
   Article IV hereof, Class 4 is not impaired and is not entitled to vote on the Plan.

             3.05 Class 5: Note Claims. Class 5 consists of the Note Claims. As described in Article V hereof, Class 5 is impaired and is entitled to vote on the Plan.

             3.06 Class 6: General Unsecured Claims Against USL. Class 6 consists of all Claims against USL, other than Claims that are otherwise classified hereby or that are Administrative Expense Claims. As described in Article IV hereof, Class 6 is unimpaired and is not entitled to vote on the Plan.

             3.07 Class 7: Interests in Respect of USL Common Stock. Class 7 consists of all Interests arising from or in any way associated with the USL Common Stock. As described in Article V hereof, Class 7 is impaired and is entitled to vote on the Plan.

                                   ARTICLE IV
                         TREATMENT OF UNIMPAIRED CLASSES
                           (Classes 1, 2, 3, 4, and 6)

             4.01 Class 1 (Priority Tax Claims). Each holder of an Allowed Class 1 Claim shall be paid in full in Cash the amount of its Allowed Class 1 Claim as soon as practicable after (but in any event within thirty days of) the later of (a) the Effective Date and (b) the date such Class 1 Claim becomes Allowed, unless such holder shall agree to a different treatment.

             4.02 Class 2 (Other Priority Claims). Each holder of an Allowed Class 2 Claim shall be paid in full in Cash the amount of its Allowed Class 2 Claim as soon as practicable after (but in any event within thirty days of) the later of (a) the Effective Date and (b) the date such Class 2 Claim becomes Allowed, unless such holder shall agree to a different treatment (including any different treatment that may be provided for in the documentation governing such Claim).

             4.03 Class 3 (Miscellaneous Secured Claims). With respect to each Allowed Class 3 Claim, unless the holder thereof shall agree to a different treatment (including any different treatment that may be provided for in the documentation governing such Claim), the holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of the Debtor or Reorganized USL made on or prior to the Effective Date:

                  (i) The Debtor shall pay such holder in full in Cash the amount of such Claim as soon as practicable after (but in any event within thirty days of) the later of (i) the Effective Date and (ii) the date such Claim becomes
             Allowed.

                  (ii) The Claim shall be Reinstated and the legal, equitable, and contractual rights to which such Claim entitles the holder thereof shall be unaltered by this Plan.

                  (iii) All collateral securing such Claim shall be transferred and surrendered to such holder, without representation or warranty by or recourse against the Debtor or Reorganized USL.

             4.04 Class 4 (Prepetition Credit Agreement Claims). Each holder of an Allowed Class 4 Claim shall be paid in full in Cash the amount of its Allowed Class 4 Claim on the Effective Date.

             4.05 Class 6 (General Unsecured Claims Against USL). Each holder of an Allowed Class 6 Claim shall be paid in full in the ordinary course of business of USL and, accordingly, will not receive any distribution under the Plan on the Effective Date. Such Allowed Class 6 General Unsecured Claim, if not so paid during the pendency of the Chapter 11 Case, will be Reinstated and will be paid in the ordinary course of business in accordance with the terms of any invoice or agreement relating to such Allowed Class 6 Claim or as otherwise provided by applicable non-bankruptcy law.

             4.06 Unimpaired Classes. By virtue of the foregoing provisions of this Article IV, the Claims in Classes 1, 2, 3, 4, and 6 are not impaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, these Classes are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and solicitation of acceptances of holders of Claims in those Classes is not required.

                                    ARTICLE V
                          TREATMENT OF IMPAIRED CLASSES
                                (Classes 5 and 7)

             5.01 Class 5 (Note Claims). On the Effective Date, each holder of an Allowed Class 5 Claim will receive its pro rata share of 9,700,000 shares of New Common Stock. No fractional shares of New Common Stock will be issued. In addition, on the Effective Date, the Debtor shall pay the Informal Noteholder's Committee Expenses in full. No other distribution will be made to holders of Allowed Class 5 Claims in respect of their Class 5 Claims, including, without limitation, Claims for accrued but unpaid interest on the Notes.

             5.02      Class 7 (Interests in Respect of USL Common Stock).
   On the Effective Date, each holder of an Allowed Class 7 Interest will receive its pro rata share of 300,000 shares of New Common Stock. No other distribution will be made to holders of Allowed Class 7 Interests in respect of their Class 7 Interests.

             5.03 Impaired Classes and Interests. By virtue of the foregoing provisions and Interests of this Article V, Classes 5 and 7 are impaired under the Plan, and holders of Allowed Claims and Interests in such Classes are entitled to vote to accept or reject the Plan.

                                   ARTICLE VI
                                 DISPUTED CLAIMS

             6.01 Disputed Claims; Objections to Claims. Only Claims that are Allowed shall be entitled to distributions under the Plan. Until a Disputed Claim becomes an Allowed Claim, no distributions otherwise available to the holder of such Claim will be made, and no Cash or shares of New Common Stock otherwise distributable to such holder will be distributed. The Debtor reserves the right to contest and object to any Claims (whether or not a proof of Claim has been filed), including, without limitation, those Claims that are specifically referenced herein, that are not listed in the Schedules, are listed in the Schedules as disputed, contingent, or unliquidated in amount, or are listed in the Schedules at a lesser amount than asserted by the holder of the Claim.
   Any party in interest, including the Debtor, may object to the allowance of any Claim. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be filed with the Bankruptcy Court and served upon counsel to the Debtor, counsel to the Creditors' Committee, if any, and the holder of the Claim objected to on or before the later of the Effective Date and 25 days after the date (if any) that a proof of claim is timely filed in respect of such Claim. The last day for filing objections to Administrative Expense Claims shall be set pursuant to an order of the Bankruptcy Court.

             6.02 Resolution of Claims. Objections filed in the Bankruptcy Court will be litigated to a Final Order. However, the Debtor reserves the right to compromise and settle, withdraw, or resolve by any other method approved by the Bankruptcy Court, any objection to a Disputed Claim, and may seek the Bankruptcy Court's estimation of any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code. All Disputed Claims shall be resolved in the Bankruptcy Court, except to the extent that (a) the Debtor may otherwise elect consistent with this Plan and the Bankruptcy Code or (b) the Bankruptcy Court may otherwise order.

             As soon as reasonably practicable after a Disputed Claim becomes an Allowed Claim, or on such date as this Plan shall otherwise provide, the holder of such Allowed Claim shall receive all payments and distributions to which such holder is then entitled under this Plan. To the extent any Claim is disallowed, the Debtor will retain any Cash or New Common Stock that would otherwise have been distributable on account of such Claim.

                                   ARTICLE VII
                      MEANS FOR IMPLEMENTATION OF THE PLAN

             7.01 Management of Reorganized USL. On the Effective Date, the operation of Reorganized USL shall become the general responsibility of the Post-Restructuring Board, in accordance with applicable law. The Post-Restructuring Board shall consist of five directors. Four of the initial directors of Reorganized USL shall be designated by the Informal Noteholders' Committee. The remaining director shall be nominated by management of Reorganized USL. All members of the Post-Restructuring Board shall be deemed to have been elected on the Effective Date However, in the event that any officer or director is unwilling or unable to take office at that time, the resulting vacancy shall be filled by action of the Post-Restructuring Board.

             7.02 Restated Articles of Incorporation and Restated By-Laws. On the Effective Date, Reorganized USL shall be deemed to have adopted the Restated Articles of Incorporation, which shall (among other things) include a provision that prohibits the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, and the Restated By-Laws. As soon as practicable on or after the Effective Date, Reorganized USL will file its Restated Articles of Incorporation with the Department of Financial Institutions of the State of Wisconsin. Except to the extent inconsistent with the terms of this Plan, after the Effective Date, Reorganized USL may further amend the Restated Articles of Incorporation and may amend the Restated By-Laws, as permitted by such Restated Articles of Incorporation, such Restated By-Laws, and applicable state law.

             7.03 Emergence Credit Facility. On the Effective Date, Reorganized USL shall, in accordance with the Plan, enter into the Emergence Credit Facility.

             7.04 Operations of Debtor Between Confirmation and Consummation. The Debtor shall continue to operate as debtor-in-possession, subject to the supervision of the Bankruptcy Court, pursuant to the Bankruptcy Code, during the period from Confirmation through and until Consummation, and any obligation incurred by the Debtor during that period shall constitute an Administrative Expense Claim; provided, however, that nothing herein shall preclude the Debtor from taking any step it deems necessary or desirable to prepare for and effect the Consummation of the Plan.

             7.05 Exclusivity. The Debtor shall retain the exclusive right to amend the Plan and solicit acceptances thereof until Consummation.

             7.06 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and extant immediately prior to Confirmation shall remain in full force and effect until Consummation.

             7.07 Cancellation of Existing Securities, Instruments, and Agreements. On the Effective Date, except as otherwise provided herein, all securities and all instruments and agreements governing any Claims or Interests impaired hereby shall be deemed cancelled and terminated, and the obligations of the Debtor relating to, arising under, in respect of, or in connection with such securities, instruments, and agreements shall be discharged; provided, however, that except as otherwise provided herein, Notes, share certificates, and other evidences of Claims or Interests shall, effective upon the Effective Date, represent the right to participate, to the extent such Claims or Interests are Allowed, in the distributions contemplated by the Plan.

             7.08      Distribution of Consideration.

             (a) Distribution Agent. Reorganized USL shall distribute all property to be distributed under this Plan. Reorganized USL may employ or contract with other entities to assist in or perform the distribution of such property.

             (b) Distribution of Cash. Cash payments made pursuant to this Plan shall be in legal tender of the United States, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

             (c) Distribution of New Common Stock. On the Effective Date, Reorganized USL will distribute the New Common Stock to the holders of Allowed Class 5 Claims and Allowed Class 7 Interests in accordance with the provisions of this Plan.

             (d) Fractional Shares. Fractional shares of the New Common Stock shall not be issued under this Plan. If, but for this section, a Person would be entitled to receive a fractional share, then such Person shall be issued in lieu thereof either no share (if such fraction is less than one-half) or one whole share (if such fraction is equal to or greater than one-half).

             (e) Surrender of Securities. Each holder of a Note, share certificate, or other instrument evidencing an Allowed Claim or Interest shall surrender the same to Reorganized USL, and Reorganized USL shall distribute or shall cause to be distributed to the holders thereof the appropriate distribution of property hereunder. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Note, share certificate, or other instrument is received by Reorganized USL, or the unavailability of such Note, share certificate, or other instrument is established to the satisfaction of Reorganized USL. Any such holder that fails to surrender or cause to be surrendered such Note, share certificate, or other instrument, or to execute and deliver an affidavit of loss and indemnity satisfactory to Reorganized USL, and, in the event that Reorganized USL so requests, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized USL within two years after the Effective Date shall be deemed to have forfeited all Claims or Interests represented by such Note, share certificate, or other instrument and shall not participate in any distribution hereunder in respect of such Note, share certificate, or other instrument, and all property in respect of such forfeited distribution, including (if applicable) interest accrued thereon, shall irrevocably revert to Reorganized USL. Notwithstanding the foregoing, all Claims shall be discharged by this Plan to the extent provided herein regardless of whether and when any surrender, indemnity, or bond required or permitted by this section is provided, and regardless of whether Reorganized USL makes a distribution hereunder without compliance with this section. Reorganized USL, in its sole discretion, may waive the requirements of this section.

             (f) Delivery of Distributions. Distributions to holders of Allowed Claims and Interests shall be made by Reorganized USL (a) at the addresses for such holders set forth on the list of record holders of the Notes and USL Common Stock as of the appropriate Record Date or (b) at the addresses reflected in USL's books and records. If any holder's distribution is returned to Reorganized USL, or such other agent as Reorganized USL may designate, as the case may be, no further distributions to such holder shall be made unless and until Reorganized USL, or such other agent as Reorganized USL may designate, as the case may be, is notified of such holder's then current address, at which time all missed distributions shall be made to such holder. Amounts in respect of undeliverable distributions made through Reorganized USL, or any such other agent as Reorganized USL may designate, as the case may be, shall be returned to Reorganized USL until such distributions are claimed. All claims for undeliverable distributions shall be made within two years following the Effective Date. After such date, all unclaimed property shall irrevocably revert to Reorganized USL in accordance with section 7.08(g) hereof.

             (g) Distribution of Unclaimed Property. If any Person entitled to receive Cash or New Common Stock under the provisions of this Plan does not claim such Cash or New Common Stock on the Effective Date, or on such other date when such Person becomes eligible for distribution of such Cash or New Common Stock, such Cash or New Common Stock will be set aside and (in the case of Cash) held in a segregated, interest-bearing fund to be maintained by Reorganized USL. If such Person presents itself within two years following the Effective Date, such Cash or New Common Stock, together with any interest or dividends earned thereupon, will be paid or distributed by Reorganized USL to such Person. If such Person does not present itself within two years following the Effective Date, such Cash, New Common Stock, or any other property distributable under the provisions of this Plan shall irrevocably revert to Reorganized USL, and the Claim of any such holder or successor to such holder shall be discharged and forever barred. Neither the Debtor nor Reorganized USL shall be required to attempt to locate any such Person.

             (h) Setoffs. The Debtor may, but shall not be required to, set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim the Debtor may have against such holder.

             7.09 Registration Rights Agreement. On or before the Effective Date, the Debtor shall enter into the Registration Rights Agreement with Noteholders who may be deemed "affiliates" or "underwriters" under applicable law.

             7.10 Corporate Action. Upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court, all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the adoption and filing with the Department of Financial Institutions of the State of Wisconsin of the Restated Articles of Incorporation, and the adoption of the Restated By-Laws. All matters provided for under the Plan involving the corporate structure of the Debtor or Reorganized USL in connection with the Plan (including any corporate action required by the Debtor or Reorganized USL in connection with the Plan) shall be deemed to have occurred and shall be in effect pursuant to chapter 180 of the Wisconsin Business Corporation Law and the Bankruptcy Code, without any requirement of further action by the stockholders or directors of the Debtor or Reorganized USL.

             7.11 Effectuating Documents; Further Transactions. On the Effective Date, the Chairman of the Post-Restructuring Board, the President, the Chief Operating Officer, the Chief Financial Officer, or any other appropriate officer of Reorganized USL, shall be, and they hereby are, authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan in the name of and on behalf of Reorganized USL. The Secretary or Assistant Secretary of Reorganized USL shall be authorized to certify or attest to any of the foregoing actions, if necessary.

             7.12 Authorization for Management Stock Incentive Program. Upon the Effective Date, the Post-Restructuring Board shall be, and it hereby is, authorized, in its sole discretion, to implement a Management Stock Incentive Program with such terms and conditions that the Post-Restructuring Board, in its sole discretion, shall deem to be in the best interests of Reorganized USL, and, pursuant to such terms and conditions, to authorize the issuance of no more than 1,000,000 additional shares of New Common Stock to certain employees and officers of Reorganized USL.

             7.13 Retiree Benefits. On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized USL shall continue to pay all retiree benefits (if any), as that term is defined in section 1114 of the Bankruptcy Code, maintained or established by the Debtor prior to the Confirmation Date, without prejudice to Reorganized USL's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements.

             7.14 Ordinary Course and Scheduled Liabilities. Subject to the terms hereof, neither holders of Claims that are listed on the Debtor's Schedules and are not listed as disputed, contingent, unliquidated, or unknown, nor holders of Claims relating to liabilities arising before or after the Petition Date in respect of goods and services purchased by USL in the ordinary course of its business, nor the Prepetition Lenders, nor, as the case may be, the Banks shall be required to file any proof of Claim or request for payment of such Claims, unless the holder of such Claim disputes the amount of the Claim as scheduled by the Debtor. Such Claims shall be paid or otherwise satisfied by the Debtor and/or Reorganized USL in accordance with the terms of this Plan, without any further action by the holders of such Claims.

             7.15 Effect of Failure to File Proof of Claim by Bar Date. In accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules, the Debtor will request that the Bankruptcy Court enter an order establishing the last date and time by which proofs of Claims (other than Claims of governmental authorities) against, and proofs of Interests in, USL must be filed (the "Bar Date"). Except as provided in section 7.14 hereof, or as otherwise provided by a Final Order of the Bankruptcy Court, any Claim or Interest with respect to which the holder of such Claim or Interest has not filed a proof of Claim or proof of Interest by the Bar Date shall be forever barred and any obligation of USL with respect to such Claim or Interest shall be discharged and released to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, by sections 524 and 1141(d)(1)(A) of the Bankruptcy Code.

                                  ARTICLE VIII
          ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY
                           IMPAIRED CLASSES OF CLAIMS

             8.01 Classes Entitled to Vote. Each impaired Class that will receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Any Class of Claims that is not impaired shall be deemed to have accepted the Plan and shall not be entitled to vote to accept or reject the Plan.

             8.02 Class Acceptance Requirement. Under section 1126(c) of the Bankruptcy Code, Class 5 has accepted the Plan if the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of Allowed Claims of such Class who have timely voted on the Plan have voted to accept the Plan. Under section 1126(d) of the Bankruptcy Code, Class 7 has accepted the Plan if the holders of at least two-thirds (2/3) in amount of Allowed Interests of such Class who have timely voted on the Plan have voted to accept the Plan.

             8.03 Cram Down. The Debtor reserves the right to request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

                                   ARTICLE IX
             PRESERVATION OF LITIGATION CLAIMS AND RIGHTS OF ACTION

             9.01 Retained Litigation Claims and Rights of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, except for (a) avoidance actions arising under section 547 of the Bankruptcy Code (which would be meaningless, given the treatment of Claims hereunder, which negates the possibility of transfers subject to avoidance thereunder), and
   (b) to the extent otherwise provided in this Plan or in the Confirmation Order, Reorganized USL shall retain and may expressly, in its sole discretion, enforce, sue on, settle, or compromise (or decline to do any of the foregoing), all claims, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown (including, without limitation, any and all avoidance actions that USL, Reorganized USL, or the Estate may hold against any Person), and such claims, rights of action, suits, and proceedings shall remain assets of Reorganized USL. Reorganized USL or any of its successors may pursue such claims and rights of action, as appropriate, in accordance with the best interests of Reorganized USL or its successors who hold such claims or rights of action.

             9.02 Preservation of Insurance. The Debtor's discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against USL or any other Person.

                                    ARTICLE X
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

             10.01 Assumption. On and as of the Confirmation Date, all executory contracts and unexpired leases that exist between the Debtor and any Person are hereby specifically assumed, except for any executory contracts and unexpired leases that have been specifically rejected by the Debtor with the approval of the Bankruptcy Court on or before the Confirmation Date or in respect of which a motion for rejection has been filed with the Bankruptcy Court on or before the Confirmation Date. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code. Claims created by the rejection of executory contracts and unexpired leases must be filed with the Bankruptcy Court no later than 20 days after entry of a Final Order authorizing such rejection (or, if later, the Bar Date established by the Bankruptcy Court for prepetition Claims generally). Any such Claims not filed within such time shall be forever barred from assertion against the Debtor, Reorganized USL, and their respective properties and estates.

             10.02 Payments Related to Assumption. Any monetary amounts by which any executory contract or unexpired lease to be assumed under the Plan may be in default shall be satisfied by Cure under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or the assignee of the Debtor assuming such contract or lease. In the event of a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of Reorganized USL or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

             10.03 Officers' and Directors' Indemnification Rights. Notwithstanding any other provisions of the Plan, the obligations of the Debtor to indemnify its or its parents', subsidiaries', or affiliates' present and former directors, officers, and employees against any obligations, liabilities, costs, or expenses pursuant to the articles of incorporation or by-laws of the Debtor, applicable state law, specific agreement, or any combination of the foregoing, shall not survive Confirmation of the Plan and shall be discharged, regardless of whether indemnification is owed in connection with an event occurring prior to, upon, or subsequent to the commencement of the Chapter 11 Case; provided, however, that Reorganized USL shall maintain in force for a period of two years following the Effective Date policies of Directors' and Officers' Liability Insurance, covering pre-Effective Date directors and officers of USL and containing substantially the same provisions and limits of coverage as the policies that were in force on the Petition Date, and Reorganized USL shall also be responsible for paying the deductible or retention amounts under such policies for such two-year period.

             10.04 Compensation and Benefit Programs. All employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtor applicable generally to its employees, including agreements and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under this Plan, but only to the extent that rights under such agreements and programs are held by the Debtor or Persons who are USL employees as of Confirmation, and the Debtor's obligations under such agreements and programs to Persons who are employees of the Debtor on Confirmation shall survive Confirmation of this Plan, without prejudice to Reorganized USL's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs.

                                   ARTICLE XI
                              CONDITIONS PRECEDENT

             11.01 Conditions to Confirmation. The Plan shall not be confirmed unless the aggregate amount of Allowed Class 6 General Unsecured Claims on the date of the Confirmation Hearing is less than $25,000,000, unless this condition is waived pursuant to section 11.03 hereof.

             11.02 Conditions to Consummation. The Plan shall not be consummated unless and until the following conditions shall have been satisfied or waived pursuant to section 11.03 hereof:

             (a) The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtor, the Informal Noteholders' Committee, and (i) the Prepetition Lenders, provided that the Prepetition Lenders have extended the DIP Credit Facility or, as the case may be, (ii) the Banks, provided that the Banks have extended the DIP Credit Facility.

             (b) The Confirmation Order shall have become a Final Order and provide, among other things, that:

                  (i) The provisions of the Confirmation Order are non-severable and mutually dependent.

                  (ii) Except as expressly provided in the Plan, USL is discharged effective upon Confirmation from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or non-contingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of USL that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, or obligation of USL incurred before Confirmation, or from any conduct of USL prior to Confirmation, or that otherwise arose before Confirmation, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date.

                  (iii) The Plan does not provide for the liquidation of all or substantially all of the property of USL, and its Confirmation is not likely to be followed by the liquidation of Reorganized USL or the need for further financial reorganization.

                  (iv) Any objection, not previously withdrawn or settled, to the adequacy of the information contained in the Disclosure Statement is overruled, and the information contained in the Disclosure Statement was adequate for the purpose of soliciting Ballots for Confirmation of the Plan.

             (c)  The Post-Restructuring Board shall have been designated.

             (d) The Bankruptcy Court shall have entered one or more orders (which may be the Confirmation Order), which have become Final Orders, authorizing the assumption and assignment of all unexpired leases and executory contracts that were not expressly rejected.

             (e)  No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made or, if made, shall remain pending.

             (f) All other actions required by Article VII to occur on or before the Effective Date shall have occurred.

             (g) None of the Debtor's pension plans shall have been terminated.

             (h) The Emergence Credit Facility shall have been entered into among Reorganized USL and the Prepetition Lenders or, as the case may be, the Banks, and all agreements, instruments, or other documents contemplated by the Emergence Credit Facility shall have been executed by Reorganized USL and the Prepetition Lenders or, as the case may be, the Banks, and all of the conditions precedent to the effectiveness of such agreements, instruments, and other documents (other than Consummation of the Plan) shall have been satisfied in full or duly waived.

             (i) The Debtor shall have concurrently satisfied all of its obligations under the DIP Credit Facility, and the DIP Credit Facility shall have been terminated.

             (j) The Debtor shall have entered into the Registration Rights Agreement.

             11.03 Waiver of Conditions. The Debtor and the Informal Noteholders' Committee may, in writing, waive any of the conditions set forth in sections 11.01 or 11.02 hereof at any time without notice or hearing, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan; provided, however, that the waiver of the conditions set forth in sections 11.01, 11.02(a), (b), (h), and (i) shall also require the written consent of (i) the Prepetition Lenders, provided that the Prepetition Lenders have extended the DIP Credit Facility, or, as the case may be, (ii) the Banks, provided that the Banks have extended the DIP Credit Facility.

             11.04 Effect of Failure of Conditions. If one or more of the conditions specified in sections 11.01 or 11.02 of the Plan have not occurred or been duly waived as provided in section 11.03 on or before 60 days after the Confirmation Date, upon notification submitted by the Debtor to the Bankruptcy Court, to counsel for the Informal Noteholders' Committee, and to counsel for the Prepetition Lenders or the Banks, as appropriate under section 11.03 hereof, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Interests shall be restored to the status quo ante as of the Business Day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) the Debtor's obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

             11.04 Notice to Bankruptcy Court. The Debtor shall notify the Bankruptcy Court in writing promptly after the Effective Date that the Plan has become effective.

                                   ARTICLE XII
               MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

             12.01 Modification of Plan. The Debtor may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtor shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court and shall, in any event, provide such notice to counsel to the Creditors' Committee, if any, counsel to the Informal Noteholders' Committee, and counsel to the Prepetition Lenders or the Banks, as appropriate.

             After the Confirmation Date and prior to the substantial Consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtor may, under section 1127(b) of the Bankruptcy Code, and so long as the treatment of holders of Claims or Interests under the Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, the Confirmation Order, and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002, or order of the Bankruptcy Court.

             12.02     Revocation or Withdrawal of Plan.

             (a) Right to Revoke. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.

             (b) Effect of Withdrawal or Revocation. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of any executory contract or unexpired lease affected by the Plan, and any document or agreement executed pursuant to or in furtherance of the Plan, shall be deemed null and void. In such event, nothing contained herein, and no acts taken in preparation for Consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor or to constitute an admission of any sort by the Debtor or any other Person.

             12.03 Nonconsensual Confirmation. In the event that any impaired Class of Claims or Interests shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or (b) to modify the Plan in accordance with section 12.01 hereof.

                                  ARTICLE XIII
                             EFFECT OF CONFIRMATION

             13.01 Binding Effect. The provisions of this Plan shall be binding upon and inure to the benefit of USL, Reorganized USL, the holders of Claims, whether or not they have voted to accept the Plan, the holders of Interests, whether or not they have voted to accept the Plan, and their respective successors and assigns.

             13.02 Discharge of Debtor. All property distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Interests of any nature whatsoever against the Debtor or any of its assets or properties, and, except as otherwise provided herein or in the Confirmation Order, upon Confirmation, USL shall be deemed discharged and released to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, by sections 524 and 1141(d)(1)(A) of the Bankruptcy Code. The entry of the Confirmation Order shall be, provided that the Effective Date occurs, a judicial determination of discharge and release of all liabilities of USL.

             13.03 Injunction. Except as otherwise expressly provided herein, the entry of the Confirmation Order shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold, or may hold a Claim or other debt or liability that is discharged or released pursuant to the Plan or who have held, currently hold, or may hold an Interest terminated pursuant to the Plan from taking any of the following actions in respect of such discharged or released Claim, debt, or liability or such terminated Interest: (a) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against the Debtor, Reorganized USL, or their respective property; (b) enforcing, levying, attaching, collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against the Debtor, Reorganized USL, or their respective property; (c) creating, perfecting, or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Debtor, Reorganized USL, or their respective property; (d) asserting any setoff, right of subrogation, or recoupment of any kind, directly or indirectly, against any debt, liability, or obligation due to the Debtor, Reorganized USL, or their respective property; and (e) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of the Plan.

             13.04 Revesting. Except as otherwise expressly provided herein or in the Confirmation Order, pursuant to section 1141(b) of the Bankruptcy Code, on the Effective Date, all property and assets of the Estate of the Debtor shall revest in Reorganized USL, free and clear of all Claims, liens, encumbrances, charges, Interests, and other interests of creditors and equity security holders arising on or before the Effective Date. Thereafter, Reorganized USL may operate its business, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court. Without limiting the foregoing, Reorganized USL may, without application to or approval by the Bankruptcy Court, pay Professional Fees and expenses that it may incur after Confirmation.

             13.05 Operation of Business. Until the Effective Date, the Debtor shall operate its business as debtor-in-possession under the Bankruptcy Code. On and after the Effective Date, Reorganized USL shall operate its business and may buy, use, acquire, and dispose of its assets free of any restrictions contained in the Bankruptcy Code or imposed by the Bankruptcy Court, except as provided herein.

             13.06 Releases. Except as otherwise specifically provided for by this Plan, any Person accepting any distribution of Cash, New Common Stock, or any other property pursuant to this Plan (including any creditor whose Claim is unimpaired) shall be presumed conclusively to have released USL, Reorganized USL, and their current and former parents, subsidiaries, and affiliates, and their respective current and former directors, officers, shareholders, employees, agents, representatives, attorneys, accountants, advisors, financial advisors, and other professionals retained by USL, Reorganized USL, and their respective current and former parents, subsidiaries, and affiliates, and their predecessors, successors and assigns, and any Person claimed to be liable derivatively through any of the foregoing, from any and all claims, debts, actions, or causes of action, whether known or unknown, and whether based upon facts now known or unknown, direct or derivative, in law, equity, or bankruptcy, that any such Person, and anyone claiming in a derivative capacity from such Person, had, now has, or hereafter can, shall, or may have against such Persons, from the beginning of the world to the Effective Date, arising from, in connection with, or related to any act or omission related to the Debtor, the Chapter 11 Case, or the Plan, except for willful misconduct or gross negligence. The release described in the preceding sentence shall be enforceable as a matter of contract law against any Person that accepts any distribution pursuant to this Plan (including each creditor whose Claim is unimpaired).

             Upon the Effective Date, Reorganized USL and each Person accepting any distribution of Cash, New Common Stock, or any other property under the Plan (including each creditor whose Claim is unimpaired) will be conclusively deemed to have released and discharged the following parties, their current and former members, parents, subsidiaries, affiliates, directors, officers, shareholders, employees, agents, representatives, attorneys, accountants, advisors, financial advisors, and other professionals retained by such parties, and their predecessors, successors, and assigns: (i) the Debtor, (ii) the Creditors' Committee, if any, (iii) the Informal Noteholders' Committee;
   (iv) the Prepetition Lenders; (v) the Banks; (vi) all Stockholders; and
   (vii) all Noteholders (collectively, the "Released Persons") from any and all liability, claims, debts, actions, or causes of action, whether known or unknown and whether based upon facts now known or unknown, direct or derivative, in law, equity, or bankruptcy, which Reorganized USL, the Debtor, or any Person accepting a distribution under the Plan had, now has, or hereafter can, shall, or may have against such Released Persons, from the beginning of the world to the Effective Date, arising from, in connection with, or related to any act or omission related to the Notes, the Interests, the negotiation and prosecution of the Plan, or to such Released Person's past service with, for, or on behalf of the Debtor, including, but not limited to, prosecution of the Chapter 11 Case, except for willful misconduct or gross negligence. The release described in the preceding sentence shall be enforceable as a matter of contract law against any Person that accepts any distribution pursuant to this Plan (including each creditor whose Claim is unimpaired).

             The releases embodied in this Plan are in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally.

             13.07 Exculpation. Neither USL, Reorganized USL, the Creditors' Committee, if any, the Informal Noteholders' Committee, the Prepetition Lenders, the Banks, nor any of their respective present or former parents, subsidiaries, affiliates, members, officers, directors, employees, agents, attorneys, accountants, or other advisors, shall have or incur any liability to any holder of a Claim or Interest, any Person accepting any distribution of Cash, New Common Stock, or any other property under the Plan (including each creditor whose Claim is unimpaired), or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their respective successors or assigns, for any act or omission in connection with, relating to, or arising out of, the negotiation of the Plan, the solicitation of acceptance of the Plan, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence; and in all respects such Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and will be fully protected in acting or in refraining from action in accordance with such advice.

             13.08 Termination of Committees. The appointment of each official statutory committee appointed in the Chapter 11 Case, if any, shall terminate on the Effective Date.

                                   ARTICLE XIV
                            RETENTION OF JURISDICTION

             14.01 Jurisdiction of Bankruptcy Court. Following the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, under sections 105(a) and 1142 of the Bankruptcy Code, of all matters arising out of, and related to, the Chapter 11 Case and the Plan including, among other things, the following matters:

             (a) All adversary proceedings, applications, motions, contested matters, and other litigated matters pending on the Effective Date, and all claims by or against USL arising under the Bankruptcy Code or non-bankruptcy law (if made applicable under the Bankruptcy Code), including claims to avoid fraudulent transfers under section 548 of the Bankruptcy Code, whether such claims are commenced before or after the Effective Date.

             (b) Proceedings to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided herein.

             (c) All pending or future objections to or requests for estimation of Claims and Interests, including any objections to the classification of any Claim or Interest, and proceedings to allow, disallow, or estimate any Claim or Interest, in whole or in part.

             (d) Proceedings to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated.

             (e) Proceedings to construe and to take any action to enforce the Plan or the Confirmation Order and to issue such orders as may be necessary for the implementation, execution, and Consummation of the Plan.

             (f) Proceedings to hear and determine any applications to modify the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan, including any exhibit thereto, or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan.

             (g) Proceedings to hear and determine all applications for Professional Fees, compensation, and reimbursement of expenses under sections 330, 331, and 503(b) of the Bankruptcy Code.

             (h) Proceedings to hear and determine all pending or future controversies, suits, and disputes that may arise in connection with the interpretation, implementation, or enforcement of the Plan or any documents intended to implement the provisions of the Plan.

             (i) Proceedings to consider and rule on the compromise and settlement of any Claim against or cause of action on behalf of USL or its Estate.

             (j) Proceedings to hear and determine, if necessary, or to estimate or liquidate any and all Claims arising from the rejection of executory contracts or unexpired leases, pursuant to the Plan or otherwise.

             (k) Proceedings to determine such other matters as may be provided for in the Confirmation Order or other orders of the Bankruptcy Court as may be authorized under the provisions of the Bankruptcy Code or any other applicable law.

             (l) Proceedings to enforce all orders, judgments, injunctions, and rulings entered in the Chapter 11 Case.

             (m) Proceedings to issue such orders as may be necessary or appropriate in aid of Confirmation and to facilitate Consummation of the Plan.

             (n) Proceedings to recover all assets of USL, or property of its Estate, wherever located.

             (o) Proceedings to hear and determine other issues presented or arising under the Plan.

             (p) Proceedings to hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

             (q)  Entry of a final decree closing the Chapter 11 Case.

             Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Case for the following purposes:

             (a) To hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes, tax benefits, and similar or related matters with respect to the Debtor or its Estate arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Case, including, without limitation, matters concerning state, local, and federal taxes, in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

             (b) To hear any other matter not inconsistent with the Bankruptcy Code.

             14.02 Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in, or related to the Chapter 11 Case, including with respect to the matters set forth above in section 14.01 hereof, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

             15.01 Time. In computing any period of time prescribed or allowed by the Plan, Bankruptcy Rule 9006 shall apply, unless otherwise expressly provided.

             15.02 Headings. The headings and captions to articles, sections, and exhibits used in this Plan are inserted for convenience of reference only and neither constitute a portion of the Plan nor in any manner affect the provisions or interpretation of the Plan.

             15.03 Saturday, Sunday, or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

             15.04 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

             15.05 Severability. Should any provision of this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of this Plan. To the extent that any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Debtor, may modify or amend, or permit the Debtor to modify or amend, such provision, in whole or in part as necessary to cure any defect or remove any impediment to Confirmation of the Plan existing by reason of such provision; provided, however, that such modification or amendment must be otherwise permitted under section l2.01 of this Plan.

             15.06 Modification of Treatment of Claims or Interests. The Debtor and Reorganized USL reserve the right to modify the treatment of any Allowed Claim or Interest in any manner adverse only to the holder of such Claim or Interest at any time after Consummation upon the consent of the holder of the Allowed Claim or Interest being adversely affected.

             15.07 Section 1145 Exemption. Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, the issuance of the New Common Stock under this Plan is exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Common Stock and is deemed to be a public offering of the New Common Stock.

             15.08     Section 1146 Exemption.  To the extent permitted by
   section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the execution, delivery, or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the revesting, transfer, or sale of any property of the Debtor, pursuant to, in implementation of, or as contemplated by the Plan shall not be taxed under any State or local law imposing a stamp tax, transfer tax, or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or other governmental unit in which any instrument hereunder or of the type referred to above is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

             15.09 Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules, or other federal laws apply, the laws of the State of Wisconsin shall govern the construction and implementation of the Plan and all rights and obligations arising under the Plan. The laws of the State of Wisconsin shall govern all corporate governance matters.

             15.10 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall, to the extent applicable, be subject to any such withholding and reporting requirements.

             15.11 Notice. Any notice required or permitted to be provided to the Debtor in connection with the Plan shall be in writing and served by (a) certified mail, return receipt requested; (b) hand delivery; or (c) overnight delivery service, to be addressed as follows:

             To the Debtor:
             United States Leather, Inc.
             1403 West Bruce Street
             Milwaukee, WI 53204
             Attention:  Mr. Kinzie L. Weimer

             With a copy to:

             Foley & Lardner
             777 East Wisconsin Avenue, Suite 3800
             Milwaukee, WI 53202
             Attention:  Thomas L. Shriner, Jr.

             To the Informal Noteholders' Committee:

             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, NY  10019
             Attention:  Chaim J. Fortgang.

             To the Prepetition Lenders:

             Kaye, Scholer, Fierman, Hays & Handler, LLP
             425 Park Avenue
             New York, NY  10022
             Attention:  Herbert S. Edelman
             (or counsel for the Banks as may be subsequently designated):

   Dated:    Milwaukee, Wisconsin
             June 12, 1998

                                      Respectfully submitted,

                                      UNITED STATES LEATHER, INC.


                                      /s/ Anthony Biancanello
                                      Anthony Biancanello, President